Exhibit 99.1

Netlist Announces $10.0 Million Registered Direct Offering

IRVINE, CA / ACCESS Newswire / October 6, 2025 - Netlist, Inc. (OTCQB: NLST) (“NLST” or the “Company”) today announced that it has entered into a definitive agreement for the purchase and sale of an aggregate of 14,285,716 shares of its common stock and warrants to purchase up to 28,571,432 shares of common stock at a combined purchase price of $0.70 per share and accompanying warrants in a registered direct offering. For each share of common stock purchased, investors will receive a warrant to purchase up to two shares of common stock. The warrants will have an exercise price of $0.70 per share, be immediately exercisable and will expire five years following the date of issuance. The offering is expected to close on or about October 7, 2025, subject to the satisfaction of customary closing conditions.

Roth Capital Partners is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering to the Company are expected to be approximately $10.0 million, before deducting placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

In connection with the offering, Netlist also entered into waiver and amendment agreements with the holders of the warrants to purchase common stock previously issued in June 2025 (the “June 2025 Warrants”) pursuant to which, in exchange for the revision of certain anti-dilution provisions, Netlist agreed to reduce the exercise price of the June 2025 Warrants to the lesser of $0.60 and the lowest VWAP of the shares of common stock on any trading day during the period commencing on October 6, 2025 and including, the fourth trading day immediately following the closing of the offering. The June 2025 Warrants may be further adjusted for future dilutive issuances.

A shelf registration statement on Form S-3 (File No. 333-280985) relating to the securities being offered was originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 24, 2024, as amended by a Pre-Effective Amendment No. 1 to Form S-3 filed with the SEC on August 7, 2024, and declared effective on August 14, 2024. The offering is being made only by means of a prospectus supplement and accompanying prospectus that form a part of the shelf registration statement. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and accompanying prospectus relating to the offering, when filed, may be obtained on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and accompanying prospectus relating to the offering, when filed, may be obtained on the SEC’s website at www.sec.gov or by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, CA 92660 or by email at rothecm@roth.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Netlist

Netlist is a leading innovator in advanced memory and storage solutions. With a rich portfolio of patented technologies, Netlist’s inventions are foundational to the advancement of AI computing. To learn more about Netlist, please visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this news release include, without limitation, statements about the timing of the closing of the offering and management’s intended use of the proceeds from the offering, Netlist’s ability to execute on its strategic initiatives, the results of pending litigations and Netlist’s ability to successfully defend its intellectual property. Forward-looking statements are statements other than historical facts and often address future events or Netlist’s future performance and reflect management’s present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks that Samsung will appeal the final orders by the trial court for the Samsung litigations, risks that Micron will appeal the final orders by the trial court (appeals in general could cause a lengthy delay in Netlist’s ability to collect damage awards, could overturn the verdicts or reduce the damages awards); risks that Netlist will suffer adverse outcomes in its litigation with Samsung, Micron or Google or in its various other active proceedings to defend the validity of its patents; risks related to Netlist’s plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist’s product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist’s industry; and general economic, political and market conditions, including the ongoing conflicts between Russia and Ukraine, and Israel, Iran and Palestine, factory slowdowns and/or shutdowns, and changes in international tariff policies. All forward-looking statements reflect management’s present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist’s Annual Report on Form 10-K for the fiscal year ended December 28, 2024 filed with the SEC on March 28, 2025 (“Form 10-K”), and the other filings it makes with the SEC from time to time, including any subsequently filed quarterly and current reports. In particular, you are encouraged to review the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 29, 2025 and June 28, 2025 that were filed with the SEC on May 13, 2025 and August 12, 2025, respectively, for any revisions or updates to the information described in Netlist’s Form 10-K. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist’s assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

For more information, please contact:

Investors/Media

The Plunkett Group

Mike Smargiassi

NLST@theplunkettgroup.com

(212) 739-6729